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                                                                    Exhibit 99.1

F O R    I M M E D I A T E    R E L E A S E

                                                January 15, 2002
                                                For more information contact:
                                                Ray Braun - (419)247-2800
                                                Mike Crabtree - (419)247-2800

                        HEALTH CARE REIT, INC. ANNOUNCES
                      INVESTMENTS OF $213 MILLION FOR 2001
                YEAR-END CONFERENCE CALL SET FOR FEBRUARY 4, 2002


Toledo, Ohio, January 15, 2002..... HEALTH CARE REIT, INC. (NYSE/HCN) announced today that it had exceeded its goal for investments in the second half of the year. Previously, the company had announced expected investments of $100-$125 million for the second half of 2001. Investment activity in the fourth quarter of $118 million, combined with $39 million during the third quarter, brought the total investments to $157 million for the second half of 2001.

For the full year 2001, investment activity totaled $213 million, which contributed to a 9.5 percent increase in total assets from $1.16 billion at December 31, 2000 to $1.27 billion at December 31, 2001.

"We are pleased that we exceeded our goal for investments in the second half of 2001, putting our recently raised capital to work, and providing us the opportunity for stronger FFO growth," said George L. Chapman, chief executive officer. "Looking ahead, we continue to see attractive acquisition opportunities in the marketplace and have the necessary financial flexibility and resources in place to execute our investment program."

The investment activity during 2001 was approximately 90% real property investments. Facility-based investments, inclusive of construction advances, were about 66% nursing homes and 34% assisted living facilities. Aggregate funding was provided to 17 operators in 18 states.

The company also announced that it will release its 2001 fourth quarter earnings on Monday, February 4th before New York Stock Exchange trading begins. At 11:00 a.m. Eastern Time on Monday, February 4th, the company will hold a conference call to discuss the company's results and performance for the fourth quarter.

The conference call will be accessible by telephone and through the Internet. Telephone access is available by dialing 703-871-3627 or 888-806-9467. Callers to this number will be able to listen to the company's business update. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call on February 4th through February 11th. To access the rebroadcast, dial 703-925-2435. The conference ID number is 5777923.


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INVESTMENTS FOR 2001
YEAR-END CONFERENCE CALL                                        JANUARY 15, 2002
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To participate on the webcast, log on to www.hcreit.com or www.ccbn.com 15 minutes before the call to download the necessary software. Replay will be available for 90 days through the same websites.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care facilities, primarily nursing homes and assisted living facilities. At December 31, 2001, the company had investments in 214 health care facilities in 33 states and had total assets of approximately $1.27 billion. For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code - HCN. More information is available on the Internet at http://www.hcreit.com.

This document may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include, among others, general economic conditions, the availability of capital, competition within the financial services and real estate markets, the performance of operators within Health Care REIT's portfolio, and regulatory and other changes in the health care sector, as described in the company's filings with the Securities and Exchange Commission.

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